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EXHIBIT 99.1

ERF WIRELESS REPORTS SECOND QUARTER 2008 RESULTS

LEAGUE CITY, Texas, Aug. 18, 2008 (BUSINESS WIRE) -- ERF Wireless (OTCBB: ERFW), a leading provider of enterprise-class wireless and broadband products and services, announced today that the company has filed its Form 10-Q with the Securities and Exchange Commission reporting results for the second quarter ended June 30, 2008.

Dr. H. Dean Cubley, CEO of ERF Wireless, commented, "Our management team and employees have achieved a significant amount of success across all our business units in the second quarter. We have continued to grow our core regional banking business by securing additional bank network contracts as well as continuing the development of our US-BankNet system, a secure enterprise-class wireless network for the banking industry. Additionally we have continued to grow our large wireless broadband coverage for our WISP business and have begun to leverage these assets by providing services to new customers in the oil and gas sector underlying our network coverage. We have recognized the significance of this new vertical market for our wireless networks by forming a new Oil and Gas Division within the company to more fully take advantage of this new opportunity. With a sound backlog of contracts already in place, the company is also well-positioned to continue to execute its business plan in the second half of 2008."

For the second quarter of 2008, the company reported total net sales of $1,005,000, a decrease of 59% compared with $2,424,000 in the second quarter of 2007. The $1,419,000 decrease in net sales during the second quarter of 2008 as compared to the net sales generated in the second quarter of 2007 is primarily attributable to $1,270,000 decrease in Wireless Messaging Services construction services for the El Dorado Golf and Beach Club of San Jose del Cabo, Mexico; a $286,000 decrease in banking network installation and services resulting in reduced network construction revenues in 2008 and offset with an increase of $1,307,000 in recurring wireless WISP services with the increased growth attributed to recent WISP acquisitions. For the three and six months ended June 30, 2008, the company reported losses from operations of $1,941,000 and $3,434,000 compared to losses from operations of $751,000 and $1,879,000 for the three and six months ended June 30, 2007. The increase in losses from operations was primarily attributable to increases in employment, professional services, depreciation and amortization and general and administrative. For the six months ended June 30, 2008 and 2007, cash used for operating activities was $2,091,000 and $234,000, respectively. Primary and fully-diluted net loss per share for the three and six months ended June 30, 2008, were ($0.03) and ($0.05), respectively. Primary and fully-diluted net loss per share for the three and six months ended June 30, 2007, were ($0.04) and ($0.09), respectively.

RECENT EVENTS

    o The company announced the formation of a new Oil and Gas Services Division to address growing customer demand in the oil and gas industry for the company's wireless products and services. Utilizing the resources of its rapidly expanding wireless broadband networks in Texas, New Mexico and Louisiana, the Company is now actively supplying specialized products and services to oil and gas customers through this new division.

    o The company announced the appointment of John Nagel to the position of CEO of the newly formed Oil and Gas Services Division. John is an experienced ERF executive and has been leading the development of this new business initiative and overseeing the delivery of cost-effective solutions to our oil and gas customers.

    o The company announced BranchNet and US-Bank Net contracts with Fidelity Homestead Savings Bank, a leading Louisiana financial institution since 1908. The company expects to recognize the one-time revenues for this project during the 3rd and 4th quarters of 2008 and the recurring revenues from such customer agreements over their respective 7 and 10 year contracts.

    o The company announced its second BranchNet contract in Texas following the completion of an agreement with West Texas State Bank to interconnect the bank's six branches located in the greater Odessa area, including Midland, Kermit and Monahans. The company expects to recognize the one-time revenues for this project during the 3rd and 4th quarters of 2008 and the recurring revenues from such customer agreements over their respective 10 year contracts.

    o The company announced WiNet contracts with banks in Texas and Louisiana. These 10-year contracts with Louisiana-based Fidelity Homestead Savings Bank and Texas-based Classic Bank will bring wireless broadband and wireless infrastructure to certain rural communities in both Texas and Louisiana via the utilization of the bank's excess bandwidth and wireless infrastructure to provide Wireless Internet Service Provider
        (WISP) products and services to the bank's commercial and retail customers.

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About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation (OTCBB: ERFW) that specializes in providing secure wireless and broadband product and secure service solutions to banking and commercial clients on a national and international basis. Its principals have been in the network integration, triple-play FTTH, IPTV content delivery, and Internet banking and encryption technology businesses for over 20 years and have constructed encrypted, wireless broadband networks, fiber to the home projects, as well as secure Internet banking solutions for hundreds of banks across America. For more information about ERF Wireless, please visit www.erfwireless.com or call 281-538-2101. (ERFWG)

Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

SOURCE: ERF Wireless Inc.

ERF Wireless Inc.
Clareen O'Quinn, 281-538-2101 ext. 113
coquinn@erfwireless.com
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